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                                                                  EXHIBIT 10.103


                                                                  June 8, 2001

Richard Rosenblatt
Dr.koop.com, Inc.
225 Arizona Avenue, Suite 250
Santa Monica, CA 90401


Gentlemen:

            The purpose of this letter is to confirm the engagement of Commonwealth Associates, L.P. ("Commonwealth") as exclusive financial advisor for dr. koop.com (the "Company") in connection with its efforts to obtain a senior secured loan ("Senior Financing") and/or subordinated loan (the "Subordinated Financing" and together with the Senior Financing collectively referred to as the "Financing"). The terms pursuant to which Commonwealth is to assist and advise the Company in connection with the Financing:

      1. Services. The Company hereby engages Commonwealth as its exclusive financial advisor in connection with the Financing. In connection therewith, Commonwealth shall provide the following services: (i) advise the Company with respect to the form and structure of the proposed Financing; (ii) assist the Company in developing any necessary materials; (iii) identify and make contact with prospective financing sources; (iv) assist the Company in conducting presentations and due diligence meetings with prospective financing sources; and
(v) provide such other financial advisory and investment banking services required to close the Financing.

      2. Information. In connection with Commonwealth's activities on the Company's behalf, the Company will furnish Commonwealth or prospective financing sources with all information that it may reasonably request and provide Commonwealth or prospective financing sources reasonable access to Company officers, directors, accountants and counsel.

      3. Compensation. In consideration of Commonwealth's services, Commonwealth shall be entitled to receive, and the Company hereby agrees to pay Commonwealth the following:

      (a) Upon execution of a Senior Financing definitive loan document the Company agrees to pay to Commonwealth in cash a fee of $100,000.

      (b) Upon execution of a Subordinated Financing definitive loan document the Company agrees to pay to Commonwealth in cash a fee of $100,000.

      4. Expenses. In addition to the compensation described in Section 3 above, the Company agrees to promptly reimburse Commonwealth, upon request from time to time, for all out-of-pocket expenses incurred (including, without limitation, travel and lodging expenses, reasonable fees and disbursements of Commonwealth's counsel, and fees and disbursements of other consultants and advisors retained by Commonwealth) in connection with Commonwealth's services pursuant to this Agreement. Apart from such expenses, the Company shall be responsible for its own expenses incurred in connection with the Financing, including, without limitation, legal and accounting fees and travel and lodging expenses.

      5. Governing Law/Resolution of Disputes. The validity and interpretation of this Agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein. Commonwealth and the Company will attempt to settle any claim or controversy arising out of this Agreement


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through consultation and negotiation in good faith and a spirit of mutual cooperation. If those attempts fail, then the dispute will be mediated by a mutually acceptable mediator to be chosen by Commonwealth and the Company within 15 days after written notice from either party demanding mediation. Neither party may unreasonably withhold consent to the selection of a mediator, and the parties will share the costs of the mediation equally. Any dispute which the parties cannot resolve through negotiation or mediation within six months of the date of the initial demand for it by one of the parties may then be submitted to binding arbitration under the rules of the American Arbitration Association of New York for resolution. The use of mediation will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either party. Nothing in this paragraph will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.

      6. Successors and Assigns. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto, their successors, assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties shall be binding upon their respective successors and assigns; provided, that the rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party and any other purported assignment shall be null and void.

      7.    Miscellaneous.

      (a)   The following conditions apply:

            (i) It is understood that the obligation of Commonwealth is to use its best efforts to secure the Financing and there is no obligation on the part of Commonwealth to participate in such Financing.

            (ii) The Company hereby represents that it is a sophisticated business enterprise that has retained Commonwealth for the limited purposes set forth in this letter, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this letter.

      (b) The Company shall not issue any press release or other information regarding the Financing without the prior written consent of Commonwealth.

      8. Termination. Commonwealth's engagement hereunder may be terminated by either the Company or Commonwealth at any time after 60 days from the date hereunder, with or without cause, upon written advice to that effect to the other party after 60 days from the date hereof; provided, however, that notwithstanding any such termination, Commonwealth will be entitled to 100% of its full fee under Section 3 hereof in the event that at any time prior to the expiration of 12 months after such termination, a Senior Financing is consummated with any party introduced to the Company by Commonwealth, or who the Company requested that we provide any services hereunder in connection therewith during the term of Commonwealth's engagement hereunder ("Commonwealth Prospects"). Not more than 10 business days after termination, Commonwealth shall provide in writing its proposed list of Commonwealth Prospects which shall be binding unless the Company provides a written objection within 10 days of receipt whereupon any dispute shall be resolved in accordance with Section 5 herein. The provisions of this Section 8 and Section 3, 4 and 5 hereof shall survive such termination.



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            If the foregoing is acceptable, please sign a copy of this letter in the space provided below and return the copy to the undersigned by June 8, 2001. If an executed copy of the letter agreement is not received on or prior to such date, this letter shall be void and of no further force or effect.

                                Very truly yours,

                                COMMONWEALTH ASSOCIATES, L.P.



                                By: /s/ MICHAEL FALK
                                   -----------------------------------------

Confirmed and Agreed to this
___ day of __________, 2001



DR.KOOP.COM



By: /s/ ED CESPEDES
   --------------------------



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                           INDEMNIFICATION PROVISIONS


            dr.koop.com (the "Company") agrees to indemnify and hold harmless Commonwealth Associates, L.P. ("Commonwealth") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Commonwealth is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Commonwealth's acting for the Company, including, without limitation, any act or omission by Commonwealth in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement, dated April 27, 2001, between the Company and Commonwealth to which these indemnification provisions are attached and form a part (the "Agreement"). The Company also agrees that Commonwealth shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Commonwealth, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Commonwealth's gross negligence or willful misconduct.

            The indemnification provisions shall be in addition to any liability which the Company may otherwise have to Commonwealth or the persons indemnified below in this sentence and shall extend to the following: Commonwealth, its affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to Commonwealth in these indemnification provisions shall be understood to include any and all of the foregoing.

            If any action, suit, proceeding or investigation is commenced, as to which Commonwealth proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by Commonwealth to notify the Company shall not relieve the Company from its obligations hereunder except to the extent that the Company is materially prejudiced thereby. If the Company so elects, or is requested by Commonwealth, the Company will assume the defense of such action, suit, proceeding or investigation, including the employment of counsel reasonably acceptable to Commonwealth, and the payment of the fees and disbursements of such counsel. In the event, however, that the Company fails to promptly assume the defense thereof with counsel reasonably acceptable to Commonwealth, or Commonwealth determines in its reasonable judgment that it has one or more defenses different than or in addition to those of the Company, then Commonwealth shall have the right to retain one counsel (in addition to any local counsel) of its own choice to represent it, and the Company shall pay the fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Commonwealth made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Commonwealth, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as a unconditional term thereof, the giving by the claimant to Commonwealth of an unconditional release from all liability in respect of such claim.

            In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and



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Commonwealth, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Commonwealth, on the other hand, and also the relative fault of the Company, on the one hand, and Commonwealth, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Commonwealth shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Commonwealth pursuant to this Agreement.

            Neither termination nor completion of the engagement of Commonwealth referred to above shall affect these indemnification provisions which shall then remain operative and in full force and effect.


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